Exhibit 99.1

Audit Committee Report

March 25, 2009

The Audit Committee has adopted and is governed by a written charter. The Audit Committee Charter is available on the governance section of the Bank’s website at http://www.fhlbatl.com.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with its independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS No. 61, as amended. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Bank’s audited financial statements be included in the Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

2009 AUDIT COMMITTEE MEMBERS

B.K. Goodwin, Chairman

W. Russell Carothers, Vice Chairman

John M. Bond, Jr.

William C. Handorf

Scott C. Harvard

J. Thomas Johnson

Jonathan Kislak

Miriam Lopez

H. Gary Pannell